Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Theresa Womble, (913-344-9362)
Director of Investor Relations

Compass Minerals Announces CFO Transition

OVERLAND PARK, Kan. (July 8, 2014) –Compass Minerals (NYSE:CMP) announced today that Mr. Rodney Underdown, Chief Financial Officer, will depart the company on December 31, 2014, to pursue other professional interests.

While the company’s external search for a new CFO is underway, Mr. Underdown will continue serving in his current role and will remain available through the end of the year to ensure an orderly transition of his responsibilities.

 “Rod has been with Compass Minerals for nearly 17 years and has been instrumental in shaping the company into what it is today,” stated Mr. Fran Malecha, Compass Minerals Chief Executive Officer. “I appreciate his many contributions to Compass Minerals and am pleased that he will remain available until we name a new CFO and then assist us with this transition.”

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that address nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.